                          EL PASO NATURAL GAS COMPANY

                          EARNINGS PER COMMON SHARE
                            Form 10-Q, Exhibit 11


                                         Third Quarter                     Nine Months
                               ----------------------------------------------------------------
                                    1995            1994              1995            1994
                               ------------      -----------       ----------     ------------
Income available for
  common stock dividends        $20,289,000      $21,096,000      $62,459,000      $66,222,000
Fully diluted average
  common shares outstanding      34,053,823       37,018,243       34,823,887       37,200,305
Fully diluted earnings per
  common share                      $0.5958          $0.5699          $1.7936          $1.7801



Outstanding stock options of EPG are common stock equivalents but are excluded from primary earnings per common share due to immateriality. See following calculation:


                                         Third Quarter                     Nine Months
                                 -----------------------------------------------------------
                                    1995            1994              1995            1994
                                 -----------     ---------        ----------      ----------
Total primary earnings per
  common share                     $0.5997         $0.5755           $1.8057         $1.7998

Fully diluted earnings per
  common share
  (includes stock options)         $0.5958         $0.5699           $1.7936         $1.7801

Percent dilution                    0.6503%         0.9731%           0.6701%         1.0946%
